Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I, Douglas W. Thompson, understand that my employment with Texas Roadhouse Management Corp. ended, effective November 29, 2021. I seek to resolve any issues, conflicts, or disputes I have with Texas Roadhouse Management Corp. (including its parent and affiliated organizations; its past and present officers, directors, agents, and employees; and past and present fiduciaries and administrators of its employee benefit plans) (collectively, the “Company”). Accordingly, I voluntarily enter into this Separation Agreement and Release of Claims (“Agreement”).

1.            Consideration: I understand the Company will continue to pay my salary and benefits through November 29, 2021 and, in addition, in consideration for the promises and commitments made herein, the Company will pay me:

A.	a total sum of $125,000 (less applicable withholdings), which reflects approximately three (3) months of my base salary; and

B.	a one-time discretionary bonus of $4,620,000 (less applicable deductions).

Together, the above payments constitute the “Separation Payments” being provided by the Company. I realize that I am not otherwise entitled to all these Separation Payments and am receiving them only because I am entering into this Agreement. I understand that I will not begin receiving the Separation Payments until after I have executed the Agreement and following completion of a seven (7) day revocation period (listed below) from the date I sign this Agreement, provided that I do not exercise my right of revocation.

I also understand that if I have met the conditions set forth in this Section 1, the Separation Payments will be payable to me in three installments as follows (i) $1,581,667 (less applicable withholdings) as soon as possible after the Agreement is fully executed and the revocation period referred to in the prior paragraph has expired, but in no event no later than December 27, 2021; (ii) $1,581,666 (less applicable withholdings) on January 31, 2022; and (iii) $1,581,666 (less applicable withholdings) on March 14, 2022.

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2.            Release: I, individually and collectively, for and on behalf of myself, my estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agree not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Company or any of its agents, directors, shareholders, parent, affiliate and/or subsidiary corporations and/or companies, joint ventures, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind affiliated with Company (collectively, the “Releasees”), both jointly and individually, and release all such claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, claims for attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of my employment with the Company, the terms and conditions of employment with the Company and/or my separation from employment with the Company, whether such claim is known or unknown to me, accrued or unaccrued, which I ever had, now have or may have had against Releasees since the beginning of time through the date of execution of this Agreement. This release and waiver of claims includes, but is not limited to, any and all claims arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment, such as, but not limited to, claims arising under: The Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., including the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; The Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; The Employee Retirement Income Security Act (ERISA), as amended, 29 U.S.C. § 1001, et seq., and any other laws relating to employee benefits including, but not limited to, any retirement, health or welfare benefit plans; and any state anti-discrimination and anti-retaliation statutes. This release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, retaliation for assertion of worker’s compensation rights, assault, battery, intentional infliction of emotional distress, loss of consortium, negligence, and/or defamation.

Nothing in this Agreement shall be construed to prevent me from talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission (the “EEOC”), or any similar state or local fair employment practices administrative agency. However, by signing this Agreement, I hereby waive the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by me, or by persons or entities like the EEOC acting by or through me, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

3.            Acknowledgement and Disclaimer: I acknowledge that I have not suffered any injury or illness in my work for Company that would give rise to a claim under worker’s compensation law. I also acknowledge that I have been fully and properly paid for all of my hours worked for Company. I am not owed any wages, bonuses, or other sums pursuant to my Executive Employment Agreement with the Company.

4.            Incorporation and Ratification of Ongoing Obligations: I understand that, although my employment has terminated, I remain obligated to abide by certain obligations as a result of agreements I made with the Company at the beginning of or during my employment, detailed in my Employment Agreement, as defined in the termination letter issued to me by Company on my Date of Termination, and incorporated by reference herein. These ongoing obligations include my agreement not to use or disclose any of the Company’s trade secrets or confidential or proprietary information, my commitment regarding non-disparagement, my commitments regarding non-solicitation of employees and non-competition, and my promise to cooperate with the Company in litigation and/or administrative proceedings related to my former employment with the Company.

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I specifically acknowledge and agree that I remain obligated to these commitments even if I exercise my right of revocation, detailed below. I affirm that I have returned to the Company all documents and papers (including any and all copies thereof) relating to confidential information and other property in my possession belonging to the Company.

5.            Review and Revocation: I understand that the Company is providing me a period of at least twenty-one (21) days in which to decide whether to sign this Agreement before executing it, although I may choose to sign the Agreement in fewer than twenty-one (21) days.  I also understand that, by way of this Agreement, Company has advised me to consult with an attorney before signing this Agreement. I understand that, even if I sign this Agreement, I can change my mind and revoke this Agreement within seven (7) days after I sign it by notifying Company in writing of my decision to revoke.  I realize that if I do not revoke this Agreement during that seven (7-) day period, the Agreement will become enforceable, and Company will make the Separation Payments to me as described above.

-- Signatures Appear on Following Page --

EXECUTION COPY

IN WITNESS WHEREOF, the parties have affixed their signatures below.

Douglas W. Thompson

By:	/s/ Douglas W. Thompson,
Douglas W. Thompson,
an individual resident of Kentucky

Date:	12/3/2021 | 5:38 PM EST

COMPANY

TEXAS ROADHOUSE MANAGEMENT CORP.,

a Kentucky corporation

By:	/s/ Christopher Colson
Name:	Christopher Colson
Title:	Secretary

Date:	12/3/2021 | 5:41 PM EST